EXHIBIT 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Reports First Quarter Fiscal 2020 Results

•	Net sales $654 million, decline of 12%

•	Loss per diluted share of $1.82; adjusted loss per diluted share $0.81

•	Adjusted results reflect store closures in North America, lower wholesale sales, and higher inventory and bad debt provisions related to the COVID-19 pandemic

•	The Company believes it has sufficient liquidity to weather the disruption caused by the current global health crisis

•	Board of Directors suspends quarterly dividend
ATLANTA, May 5, 2020 - Carter’s, Inc. (NYSE:CRI), the largest branded marketer in North America of apparel exclusively for babies and young children, today reported its first quarter fiscal 2020 results.
“The global pandemic has meaningfully disrupted the lives of families with young children. It began to impact our Company’s performance in March and will weigh on the growth we had planned this year,” said Michael D. Casey, Chairman and Chief Executive Officer.
“Through early March, our sales and earnings were in line with our growth objectives, and 2020 was forecasted to be another good year for Carter’s. In the second week of March, our sales began to decline as consumers reacted to the various media reports which heightened the awareness of significant risks related to COVID-19, and related precautions needed. In the days that followed, for the safety of consumers and employees, our store operations and related sales were suspended.
“Thankfully, Carter’s has remained open for business, and continues to support the demand for our brands through our extensive eCommerce capabilities, both direct-to-consumer, and through the major retailers. We also have the benefit of demand from some of our largest customers, including Target and Walmart, whose stores have remained open.

“Several states have begun to lift restrictions on store operations and stay-at-home orders. We plan to begin reopening some of our stores later this week. We expect the market will gradually begin to recover, and our sales and earnings will benefit from that recovery.
“Over the past several weeks, we have focused on improving liquidity, reducing spending, and enhancing our financial flexibility. We believe steps taken, and underway, together with the support of our customers, business partners, and employees, will enable Carter’s to strengthen its ability to overcome the current market challenges. As stores reopen in the balance of this year, we believe Carter’s will be well positioned to continue providing the best value and experience in young children’s apparel for many years to come.”
Consolidated Results
First Quarter of Fiscal 2020 compared to First Quarter of Fiscal 2019
Net sales decreased $86.6 million, or 11.7%, to $654.5 million, reflecting store closures in North America and lower wholesale customer demand as a result of the COVID-19 pandemic. Changes in foreign currency exchange rates in the first quarter of fiscal 2020 did not meaningfully affect first quarter results.
The Company posted an operating loss in the first quarter of fiscal 2020 of $78.5 million, compared to operating income of $60.8 million in the first quarter of fiscal 2019. First quarter fiscal 2020 results included $49.2 million in inventory provisions (principally related to COVID-19 excess inventory), a $17.7 million goodwill impairment charge recorded in the Company’s International segment, and a $26.5 million impairment charge related to the Skip Hop and OshKosh tradename assets. First quarter fiscal 2020 results also include a total of $7.9 million in charges related to COVID-19 expenses and organizational restructurings. First quarter fiscal 2019 results include a net benefit of $0.4 million related to the Company’s China business model change and organizational restructuring.
The Company’s adjusted operating loss (a non-GAAP measure, which excludes the impairment charges and $7.9 million in unusual items noted above) was $26.3 million, compared to adjusted operating income of $60.3 million in the first quarter of fiscal 2019. The decrease principally reflects lower sales volumes, higher inventory provisions, and increased bad debt expense. First quarter fiscal 2020 inventory provisions and bad debt expense increased over the prior-year period by approximately $46.6 million and $6.9 million, respectively.
The Company’s net loss in the first quarter of fiscal 2020 was $78.7 million, or $1.82 per diluted share, compared to net income of $34.5 million, or $0.75 per diluted share, in the first quarter of fiscal 2019.

First quarter fiscal 2020 results included after-tax charges of $42.2 million in inventory provisions (principally related to COVID-19 excess inventory), a $17.7 million goodwill impairment charge, and a $20.2 million tradename impairment charge. First quarter fiscal 2020 results also include a total of $6.0 million in after-tax charges related to COVID-19 expenses and organizational restructurings. First quarter fiscal 2019 results include an after-tax net charge of $5.2 million related to early extinguishment of debt, organizational restructuring, and changes in the Company’s business model in China.
The Company posted an adjusted net loss (a non-GAAP measure, which excludes the impairment charges and $6.0 million in unusual items noted above) of $34.8 million, compared to adjusted net income of $39.6 million in the first quarter of fiscal 2019. Adjusted loss per diluted share (a non-GAAP measure) in the first quarter of fiscal 2020 was $0.81, compared to adjusted earnings per diluted share of $0.87 in the first quarter of fiscal 2019.
Net cash used in operations in the first quarter of fiscal 2020 was $14.3 million compared to net cash provided by operations of $37.0 million in the first quarter of fiscal 2019. The decline was primarily due to reduced sales related to COVID-19. Cash and cash equivalents at the end of the first quarter of fiscal 2020 were $759.1 million, reflecting $613.0 million in incremental borrowing on the Company’s revolving credit facility compared to the first quarter of fiscal 2019.
See the “Reconciliation of GAAP to Adjusted Results” section of this release for additional disclosures and reconciliations regarding non-GAAP measures.
Business Segment Results
U.S. Retail Segment
First Quarter of Fiscal 2020 compared to First Quarter of Fiscal 2019
U.S. Retail segment sales decreased $56.3 million, or 14.9%, to $320.7 million. The decrease in net sales was primarily driven by store closures as precautionary measures in response to the COVID-19 pandemic, partially offset by an increase in eCommerce sales. Due to the COVID-19 related closure of stores, U.S. Retail segment comparable sales metrics are not meaningful in the first quarter of fiscal 2020.
In the first quarter of fiscal 2020, the Company opened three stores and closed five stores in the United States. As of the end of the first quarter of fiscal 2020, the Company operated 860 retail stores in the United States.

U.S. Wholesale Segment
First Quarter of Fiscal 2020 compared to First Quarter of Fiscal 2019
U.S. Wholesale segment net sales decreased $23.2 million, or 8.4%, to $252.1 million, reflecting reduced demand due to the closure of certain wholesale customers’ stores as a result of COVID-19.
International Segment
First Quarter of Fiscal 2020 compared to First Quarter of Fiscal 2019
International segment net sales decreased $7.0 million, or 7.9%, to $81.6 million, reflecting a decrease in retail store sales in Canada driven by store closures in response to COVID-19 and delayed wholesale shipments as a result of COVID-19.
Changes in foreign currency exchange rates in the first quarter of fiscal 2020 compared to the first quarter of fiscal 2019 adversely affected International segment net sales in the first quarter of fiscal 2020 by $0.7 million, or 0.8%. On a constant currency basis (a non-GAAP measure), International segment net sales declined 7.1%.
As of the end of the first quarter of fiscal 2020, the Company operated 198 retail stores in Canada and 43 retail stores in Mexico.
Return of Capital
In the first quarter of fiscal 2020, the Company returned to shareholders a total of $71.5 million through share repurchases and cash dividends as described below.
During the first quarter of fiscal 2020, the Company repurchased and retired 474,684 shares of its common stock for $45.3 million at an average price of $95.34 per share. All shares were repurchased in open market transactions pursuant to applicable regulations for such transactions. On March 26, 2020, the Company announced the suspension of its share repurchase program; as of that date, the total remaining capacity under previously announced repurchase authorizations was approximately $650 million. The timing and amount of any future repurchases will be determined by the Company based on its evaluation of market conditions, share price, other investment priorities, and other factors. The share repurchase authorizations have no expiration date.
In the first quarter of fiscal 2020, the Company paid a cash dividend of $0.60 per share totaling $26.3 million. On May 1, 2020, the Company’s Board of Directors suspended its quarterly cash dividend. The

Board of Directors will evaluate future distributions of capital, including dividends, based on a number of factors, including business conditions, the Company’s financial performance, and other considerations.
Liquidity and Financial Position
The Company believes it has sufficient liquidity for the foreseeable future to maintain its operations as the disruption caused by COVID-19 pandemic moderates and its operations and the broader marketplace begin to gradually recover.
On May 4, 2020, the Company, through its wholly-owned subsidiary The William Carter Company, entered into an agreement with its lenders to amend its secured revolving credit agreement. Under the terms of the amendment, financial maintenance covenants under the credit facility were waived for the balance of fiscal year 2020 and relaxed for much of fiscal year 2021. Further, the credit facility was amended to permit the Company to pursue additional unsecured financing at its discretion.
The Company has taken the following steps to address the disruption related to COVID-19:

•
For the safety of its customers and employees, the Company suspended substantially all store operations in North America on March 19, 2020. Store employee compensation and benefits continued to April 3, 2020, at which time all store employees were furloughed. Compensation payments to the Company’s store employees will resume when its stores reopen and they are able to return to work; employee benefits will continue during the furlough.

•
To support consumer demand for its brands in North America, the Company continues to make its brands available 24/7 online at www.carters.com, www.oshkosh.com, www.skiphop.com, www.cartersoshkosh.ca, and www.carters.com.mx. The Company’s distribution centers continue to operate and fulfill online demand from consumers and its wholesale customers.

•	The Company has provided compensation incentives and implemented workplace safety protocols to support the health and well-being of its distribution center employees.
In response to lower sales related to the global pandemic and extended payment terms by its wholesale customers, the Company has taken the following steps to strengthen its financial position, including:

•	drawdown of substantially all of its $750 million credit facility;

•	significant reduction of planned inventory commitments;

•	extension of payment terms with suppliers, vendors, and landlords;

•	suspension of share repurchases and dividends;

•	reduction in planned capital expenditures;

•	temporary salary reductions and suspension of merit increases, incentive compensation, and 401(k) matching contributions;

•	reduction in Board compensation;

•	furlough and reductions of office-based employees; and

•	reduction of other variable and discretionary expenses.
The Company is actively pursuing additional opportunities to further improve its cost structure, financial flexibility, and liquidity.
2020 Business Outlook
Given the market disruption caused by the COVID-19 pandemic, and related uncertainty on timing and extent of market recovery, the Company is not providing fiscal 2020 sales and earnings guidance at this time.
Conference Call
The Company will hold a conference call with investors to discuss first quarter fiscal 2020 results and its business outlook on May 5, 2020 at 8:30 a.m. Eastern Daylight Time. To participate in the call, please dial 323-701-0225. To listen to a live broadcast via the internet and view the accompanying presentation materials, please visit ir.carters.com and select links for “News & Events” followed by “Webcasts & Presentations”. A replay of the call will be available shortly after the broadcast through June 4, 2020, at 888-203-1112 (U.S. / Canada) or 719-457-0820 (international), passcode 9220682. The replay will also be archived online on the “Webcasts & Presentations” page noted above.
About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in North America of apparel exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through more than 1,100 Company-operated stores in the United States, Canada, and Mexico and online at www.carters.com, www.oshkosh.com, and www.cartersoshkosh.ca. The Company’s Child of Mine brand is available at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon. The Company also owns Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws relating to our future performance, including statements with respect to liquidity, store closures, and cost reduction strategies. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Certain of the risks and uncertainties that could cause actual results and performance to differ materially are described in the Company’s most recently filed Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission from time to time under the headings “Risk Factors”. Included among those risks are those related to: the effects of the current coronavirus outbreak; financial difficulties for one or more of our major customers; an overall decrease in consumer spending; our products not being accepted in the marketplace; increased competition in the market place; diminished value of our brands; the failure to protect our intellectual property; the failure to comply with applicable quality standards or regulations; unseasonable or extreme weather conditions; pending and threatened lawsuits; a breach of our information technology systems and the loss of personal data; increased margin pressures, including increased cost of materials and labor; our foreign sourcing arrangements; disruptions in our supply chain; the management and expansion of our business domestically and internationally; the acquisition and integration of other brands and businesses; and changes in our tax obligations, including additional customs, duties or tariffs. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Fiscal Quarter Ended
	March 28, 2020	March 30, 2019
Net sales	$654,473	$741,057
Cost of goods sold	403,373	425,138
Adverse purchase commitments (inventory, raw materials)	22,837	52
Gross profit	228,263	315,867
Royalty income, net	7,338	8,544
Selling, general, and administrative expenses	269,837	263,652
Goodwill impairment	17,742	—
Intangible asset impairment	26,500	—
Operating (loss) income	(78,478)	60,759
Interest expense	8,864	9,629
Interest income	(464)	(228)
Other expense (income), net	4,818	(211)
Loss on extinguishment of debt	—	7,823
(Loss) income before income taxes	(91,696)	43,746
(Benefit) provision for income taxes	(13,002)	9,280
Net (loss) income	$(78,694)	$34,466

Basic net (loss) income per common share	$(1.82)	$0.76
Diluted net (loss) income per common share	$(1.82)	$0.75
Dividend declared and paid per common share	$0.60	$0.50

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	Fiscal Quarter Ended
	March 28, 2020	% of Total Net Sales	March 30, 2019	% of Total Net Sales
Net sales:
U.S. Retail	$320,717	49.0%	$377,053	50.9%
U.S. Wholesale	252,130	38.5%	275,367	37.2%
International	81,626	12.5%	88,637	12.0%
Total net sales	$654,473	100.0%	$741,057	100.0%

Operating income (loss):		% of Segment Net Sales		% of Segment Net Sales
U.S. Retail (a)(c)(d)(e)	$(32,376)	(10.1)%	$23,949	6.4%
U.S. Wholesale (a)(c)(d)(e)	2,231	0.9%	55,456	20.1%
International (a)(b)(c)(d)(e)(f)	(27,705)	(33.9)%	4,958	5.6%
Corporate expenses (g)(h)	(20,628)	(3.2)%	(23,604)	(3.2)%
Total operating (loss) income	$(78,478)	(12.0)%	$60,759	8.2%

(a)
Fiscal quarter ended March 28, 2020 includes $1.5 million, $0.6 million, and $0.3 million in charges related to organizational restructuring for the U.S. Retail segment, the U.S. Wholesale segment, and the International segment, respectively.

(b)	Fiscal quarter ended March 28, 2020 includes a goodwill impairment charge of $17.7 million recorded to the International segment.

(c)
Fiscal quarter ended March 28, 2020 includes an impairment of the Company's indefinite-lived Skip Hop tradename asset of $6.8 million, $3.7 million, and $0.5 million recorded to the U.S. Wholesale, International, and U.S. Retail segments, respectively.

(d)
Fiscal quarter ended March 28, 2020 includes a charge of $13.6 million, $1.6 million, and $0.3 million recorded on our indefinite-lived OshKosh tradename asset in the U.S. Retail, U.S. Wholesale, and International segments, respectively.

(e)
Fiscal quarter ended March 28, 2020 includes $3.5 million, $0.3 million, and $0.3 million in incremental costs associated with the COVID-19 pandemic in the U.S Retail segment, International segment, and U.S Wholesale segment, respectively.

(f)	Fiscal quarter ended March 30, 2019 includes a benefit of $2.1 million related to sale of inventory previously reserved in China.

(g)	Fiscal quarters ended March 28, 2020 and March 30, 2019 include charges of $1.6 million related to organizational restructuring.

(h)
Corporate expenses include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, office occupancy, information technology, certain legal fees, consulting fees, and audit fees.

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	March 28, 2020	December 28, 2019	March 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$759,100	$214,311	$160,149
Accounts receivable, net of allowance for credit losses of $10,620, $6,354, $4,093, respectively	221,884	251,005	239,239
Finished goods inventories, net of inventory reserves of $35,597, $9,283, and $15,535, respectively	565,932	593,987	519,752
Prepaid expenses and other current assets	43,349	48,454	51,887
Total current assets	1,590,265	1,107,757	971,027
Property, plant, and equipment, net of accumulated depreciation of $542,158, $523,848, and $468,251, respectively	303,919	320,168	337,475
Operating lease assets	673,301	687,024	704,554
Tradenames, net	308,080	334,642	365,630
Goodwill	207,720	229,026	228,019
Customer relationships, net	39,785	41,126	43,669
Other assets	30,435	33,374	29,570
Total assets	$3,153,505	$2,753,117	$2,679,944

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$187,199	$183,641	$108,221
Current operating lease liabilities	161,341	160,228	152,157
Other current liabilities	79,135	131,631	101,376
Total current liabilities	427,675	475,500	361,754

Long-term debt, net	1,238,822	594,672	625,278
Deferred income taxes	65,260	74,370	90,230
Long-term operating lease liabilities	647,334	664,372	692,056
Other long-term liabilities	58,412	64,073	61,222
Total liabilities	$2,437,503	$1,872,987	$1,830,540

Commitments and contingencies

Stockholders' equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at March 28, 2020, December 28, 2019, and March 30, 2019	$—	$—	$—
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 43,610,725, 43,963,103 and 45,379,827 shares issued and outstanding at March 28, 2020, December 28, 2019, and March 30, 2019, respectively	436	440	454
Accumulated other comprehensive loss	(48,626)	(35,634)	(39,428)
Retained earnings	764,192	915,324	888,378
Total stockholders' equity	716,002	880,130	849,404
Total liabilities and stockholders' equity	$3,153,505	$2,753,117	$2,679,944

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Fiscal Quarter Ended
	March 28, 2020	March 30, 2019
Cash flows from operating activities:
Net (loss) income	$(78,694)	$34,466
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation of property, plant, and equipment	22,433	22,629
Amortization of intangible assets	935	937
Provisions for excess and obsolete inventory	26,596	531
Goodwill impairment	17,742	—
Intangible asset impairments	26,500	—
Other asset impairments and loss on disposal of property, plant and equipment, net of recoveries	2,050	433
Amortization of debt issuance costs	353	367
Stock-based compensation expense	1,945	4,613
Unrealized foreign currency exchange loss (gain), net	3,856	(210)
Provisions for (recoveries of) doubtful accounts receivable from customers	4,270	(2,562)
Loss on extinguishment of debt	—	7,823
Deferred income taxes (benefit) expense	(10,053)	3,242
Effect of changes in operating assets and liabilities:
Accounts receivable	22,926	21,891
Finished goods inventories	(5,634)	55,321
Prepaid expenses and other assets	14,923	(717,808)
Accounts payable and other liabilities	(64,450)	605,350
Net cash (used in) provided by operating activities	$(14,302)	$37,023

Cash flows from investing activities:
Capital expenditures	$(8,068)	$(9,371)
Net cash used in investing activities	$(8,068)	$(9,371)

Cash flows from financing activities:
Proceeds from senior notes due 2027	$—	$500,000
Payment of senior notes due 2021	—	(400,000)
Premiums paid to extinguish debt	—	(5,252)
Payment of debt issuance costs	—	(5,722)
Borrowings under secured revolving credit facility	644,000	70,000
Payments on secured revolving credit facility	—	(135,000)
Repurchases of common stock	(45,255)	(39,966)
Dividends paid	(26,260)	(22,756)
Withholdings from vestings of restricted stock	(4,712)	(4,077)
Proceeds from exercises of stock options	1,840	4,780
Net cash provided by (used in) financing activities	$569,613	$(37,993)

Effect of exchange rate changes on cash and cash equivalents	(2,454)	413
Net increase (decrease) in cash and cash equivalents	$544,789	$(9,928)
Cash and cash equivalents, beginning of period	214,311	170,077
Cash and cash equivalents, end of period	$759,100	$160,149

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal Quarter Ended March 28, 2020
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating (Loss)	% Net Sales	Net (Loss)	Diluted EPS
As reported (GAAP)	$228.3	34.9%	$269.8	41.2%	$(78.5)	(12.0)%	$(78.7)	$(1.82)
Intangible asset impairment (b)	—		—		26.5		20.2	0.46
Goodwill impairment (c)	—		—		17.7		17.7	0.40
COVID-19 expenses (d)	—		(4.0)		4.0		3.0	0.07
Organizational restructuring costs (e)	—		(3.9)		3.9		3.0	0.07
As adjusted (a)(h)	$228.3	34.9%	$261.9	40.0%	$(26.3)	(4.0)%	$(34.8)	$(0.81)

	Fiscal Quarter Ended March 30, 2019
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$315.9	42.6%	$263.7	35.6%	$60.8	8.2%	$34.5	$0.75
Debt extinguishment loss (f)	—		—		—		6.0	0.13
Organizational restructuring costs (e)	—		(1.6)		1.6		1.3	0.03
China business model change (g)	(2.1)		—		(2.1)		(2.1)	(0.05)
As adjusted (a)(h)	$313.8	42.3%	$262.0	35.4%	$60.3	8.1%	$39.6	$0.87

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present gross margin, SG&A, operating (loss) income, net (loss) income, and net (loss) income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company's core performance.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net (loss) income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

(b)	Intangible impairment charges related to the Skip Hop and OshKosh tradename assets.

(c)	Goodwill impairment charge recorded in the International segment.

(d)	Expenses incurred due to the COVID-19 pandemic.

(e)	Certain severance and related costs resulting from organizational restructurings (not related to COVID-19).

(f)	Related to the redemption of the $400 million aggregate principal amount of senior notes due 2021 in March 2019 that were previously issued by a wholly-owned subsidiary of the Company.

(g)	Benefit related to the sale of inventory previously reserved in China.

(h)
The difference between the effects on operating income and net income represents the income taxes related to the adjustment item (calculated using the applicable tax rate of the underlying jurisdiction).

Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET (LOSS) INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	Fiscal Quarter Ended
	March 28, 2020	March 30, 2019
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	43,355,635	45,070,796
Dilutive effect of equity awards(*)	—	300,239
Diluted number of common and common equivalent shares outstanding	43,355,635	45,371,035
As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net (loss) income per common share:
Net (loss) income	$(78,694)	$34,466
Income allocated to participating securities	(254)	(291)
Net (loss) income available to common shareholders	$(78,948)	$34,175
Basic net (loss) income per common share	$(1.82)	$0.76
Diluted net (loss) income per common share:
Net (loss) income	$(78,694)	$34,466
Income allocated to participating securities	(254)	(291)
Net (loss) income available to common shareholders	$(78,948)	$34,175
Diluted net (loss) income per common share	$(1.82)	$0.75
As adjusted (a):
Basic net (loss) income per common share:
Net (loss) income	$(34,762)	$39,623
Income allocated to participating securities	(254)	(337)
Net (loss) income available to common shareholders	$(35,016)	$39,286
Basic net (loss) income per common share	$(0.81)	$0.87
Diluted net (loss) income per common share:
Net (loss) income	$(34,762)	$39,623
Income allocated to participating securities	(254)	(336)
Net (loss) income available to common shareholders	$(35,016)	$39,287
Diluted (loss) net income per common share	$(0.81)	$0.87

(*)
For the quarter ended March 28, 2020, there were 339,841 potentially dilutive equity awards that were excluded from the diluted earnings per share calculation because the Company incurred a net loss for this period and their inclusion would be anti-dilutive.

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $43.9 million and $5.2 million in after-tax expenses from these results for the fiscal quarters ended March 28, 2020 and March 30, 2019, respectively.

Note: Results may not be additive due to rounding.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The following table provides a reconciliation of net (loss) income to EBITDA and Adjusted EBITDA for the periods indicated:

	Fiscal Quarter Ended		Four Fiscal Quarters Ended
	March 28, 2020	March 30, 2019	March 28, 2020
Net (loss) income	$(78.7)	$34.5	$150.6
Interest expense	8.9	9.6	36.9
Interest income	(0.5)	(0.2)	(1.5)
Income tax (benefit) expense	(13.0)	9.3	41.9
Depreciation and amortization	23.4	23.6	95.8
EBITDA	$(59.9)	$76.7	$323.6

Adjustments to EBITDA
Intangible asset impairment (a)	$26.5	$—	$57.3
Goodwill impairment (b)	17.7	—	17.7
COVID-19 expenses (c)	4.0	—	4.0
Debt extinguishment loss (d)	—	7.8	—
China business model change, net (e)	—	(2.1)	—
Organizational restructuring costs (f)	3.9	1.6	3.9
Customer bankruptcy charges, net (g)	—		(0.6)
Store restructuring costs (h)	—	—	(0.7)
Adjusted EBITDA	$(7.8)	$84.1	$405.2

(a)
Fiscal quarter and four fiscal quarters ended March 28, 2020, include $26.5 million related to the write-down of the Skip Hop and OshKosh tradename assets. Four fiscal quarters ended March 28, 2020 includes $30.8 million related to the write-down of the Skip Hop tradename asset.

(b)	Goodwill impairment charge recorded in the International segment.

(c)	Expenses incurred due to the COVID-19 pandemic.

(d)	Related to the redemption of the $400 million aggregate principal amount of senior notes due 2021 in March 2019 that were previously issued by a wholly-owned subsidiary of the Company.

(e)	Benefit related to the sale of inventory previously reserved in China.

(f)	Severance and related costs resulting from organizational restructurings.

(g)	Recovery related to the Toys "R" Us bankruptcy.

(h)	Reversal of retail store restructuring costs previously recorded during the third quarter of fiscal 2017.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. We define EBITDA as net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items described in footnotes (a) - (h) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. These measures also afford investors a view of what management considers to be the Company's core performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The table below reflects the calculation of constant currency net sales on a consolidated and International segment basis for the fiscal quarter ended March 28, 2020:

	Fiscal Quarter Ended
	Reported Net Sales March 28, 2020	Impact of Foreign Currency Translation	Constant-Currency Net Sales March 28, 2020	Reported Net Sales March 30, 2019	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$654.5	$(0.7)	$655.2	$741.1	(11.7)%	(11.6)%
International segment net sales	$81.6	$(0.7)	$82.3	$88.6	(7.9)%	(7.1)%

The Company evaluates its net sales on both an “as reported” and a “constant currency” basis.  The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods.  Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period.  The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar.  The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in our net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.